Exhibit 3.1

SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

RPT REALTY

Effective as of March 27, 2020, Sections 1, 2 and 4 of Article II, Section 5 of Article III and Section 1 of Article XV of the Amended and Restated Bylaws of RPT Realty, as amended, are deleted in their entirety and the following are inserted in lieu thereof:

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. PLACE. All meetings of shareholders shall be held at the principal office of the Trust or at such other place as shall be determined by the Board of Trustees and stated in the notice of the meeting. Notwithstanding the foregoing, the Board of Trustees may, in its sole discretion, determine that any meeting of shareholders shall not be held at any geographic place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Trustees may adopt and the provisions of Section 1 of Article XV of these Bylaws.

Section 2. ANNUAL MEETING. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held during the month of June of each year, after the delivery of the annual report referred to in Section 12 of this Article II, or in such other month of each year, at a convenient location (which need not be a geographic place but may be solely a means of remote communication), and on a date and at a time, determined or set by the Trustees. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 4. NOTICE. Except as provided otherwise in Section 3 of this Article II, not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice or notice by electronic transmission stating the time and place or location of the meeting, and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such shareholder personally or by leaving it at his residence or usual place of business, or by any other means permitted by Maryland law. If such notice relates to a special meeting called at the request of shareholders in accordance with Section 3 of this Article II, the description of the purpose of such meeting shall comport with the purpose stated for such meeting in the request therefor referenced in Section 3 of this Article II. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.

ARTICLE III

TRUSTEES

Section 5. NOTICE. Notice of any special meeting shall be delivered personally or by telephone, by electronic transmission, facsimile-transmitted or mailed to each Trustee at his business or residence address. Personally delivered notices shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting. Telephone or facsimile-transmission notice, and notice by electronic transmission, shall be given at least 24 hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which he is a party.

Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Notice by electronic transmission shall be deemed to be given when transmitted to the Trustee by an electronic transmission to any address or number of the Trustee at which the Trustee receives electronic transmissions. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

ARTICLE XV

MISCELLANEOUS

Section 1. USE OF REMOTE COMMUNICATION. Subject to any guidelines and procedures adopted by the Board of Trustees, the Board of Trustees may authorize shareholders and proxy holders not physically present at an annual meeting or special meeting of the shareholders to participate in such annual or special meeting by means of remote communication. In addition, the Board of Trustees may determine that a shareholder meeting not be held at any place, but instead may be held solely by means of remote communication. If the Board of Trustees authorizes remote communication or the holding of a shareholder meeting solely by means of remote communication, such shareholders and proxy holders shall be considered present in person and permitted to vote at the meeting of the shareholders, provided that (i) the Trust implements reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a shareholder or proxy holder; (ii) the Trust implements reasonable measures to provide such shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and (iii) in the event any shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Trust.